UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2020

Mallinckrodt plc

(Exact name of registrant as specified in its charter)

Ireland	001-35803	98-1088325
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3 Lotus Park, The Causeway, Staines -Upon-Thames
Surrey TW18 3AG, United Kingdom
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: +44 017 8463 6700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol(s))	(Name of each exchange on which registered)
Ordinary shares, par value $0.20 per share	MNK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Support and Exchange Agreement

On February 25, 2020, Mallinckrodt plc (the “Company” or “Mallinckrodt”) and Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, two wholly-owned subsidiaries of Mallinckrodt plc (such subsidiaries, the “Issuers”), entered into a support and exchange agreement (the “Exchange Agreement”) with Aurelius Capital Master, Ltd., Franklin Advisers, Inc. and Capital Research and Management Company (collectively, the “Exchanging Holders”). Pursuant to the Exchange Agreement, the Issuers agreed to use commercially reasonable efforts to (a) commence, by no later than March 20, 2020, a private offer to exchange any and all of the 5.750% Senior Notes due 2022 issued by the Issuers (the “Existing 2022 Notes”) for new 10.000% Second Lien Senior Secured Notes due 2025 to be issued by the Issuers (such new notes, the “New Notes” and, such private offer to exchange, the “Exchange Offer”), at a rate of $1,000 of New Notes for every $1,000 of Existing 2022 Notes exchanged; and (b) commence, by no later than March 20, 2020, a solicitation of consents from holders of Existing 2022 Notes to certain amendments to eliminate or waive substantially all of the restrictive covenants contained in the Existing 2022 Notes and the applicable Indenture, and eliminate certain events of default, modify covenants regarding mergers and the transfer of assets, and modify and eliminate certain other provisions, including covenants regarding future guarantors and certain provisions relating to defeasance (such solicitation of consents, the “Consent Solicitation”). The closing of the Exchange Offer will be conditioned on, among other things, the absence of events materially and adversely affecting the ability to implement the Litigation Settlement, and the funding of the New Term Loans (as defined below) and the effectiveness of the Amendment (as defined below). Under the Exchange Agreement, the Exchanging Holders have agreed to (a) tender in the Exchange Offer all of their Existing 2022 Notes; (b) deliver their consents in the Consent Solicitation; and (c) if the aggregate principal amount of New Notes issued pursuant to the Exchange Offer is less than $610,304,000 (the “Exchange Cap”), exchange their 5.625% Senior Notes due 2023 (the “Existing 2023 Notes”) for an amount of New Notes equal to the excess, if any, by which the Exchange Cap exceeds the aggregate principal amount of New Notes to be issued pursuant to the Exchange Offer, at a rate of $900 of New Notes for every $1,000 of Existing 2023 Notes exchanged. The Exchanging Holders collectively hold approximately $271 million aggregate principal amount of the Existing 2022 Notes and approximately $255 million aggregate principal amount of the Existing 2023 Notes.

Additionally, pursuant to the Exchange Agreement, the Exchanging Holders have consented, in their capacity as holders of the 4.875% Senior Notes due 2020 issued by the Issuers (the “Existing 2020 Notes”), to the adoption of an amendment to the Existing 2020 Notes and the indenture governing the Existing 2020 Notes to provide for the reduction of the optional redemption notice period from 30 days to three business days.

The foregoing summary of the Exchange Agreement is not complete and is qualified in its entirety by reference to the Exchange Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Support Agreement

On February 25, 2020, Mallinckrodt and the Issuers entered into a support agreement (the “Support Agreement”) with Aurelius Capital Master, Ltd., Franklin Advisers, Inc. and Capital Research and Management Company (collectively, the “Noteholder Parties”) as well as certain existing term lenders under the Credit Agreement (collectively, the “Lender Parties”), dated as of March 19, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Mallinckrodt, the Issuers, the lenders party thereto from time to time and Deutsche Bank AG New York, as administrative agent, whereby the parties have agreed to make good faith efforts to enter into an amendment (the “Amendment”) to the Credit Agreement, on terms consistent with an agreed term sheet (the “Term Sheet”).

The descriptions below of the Amendment and the New Term Loans are subject to the effectiveness of the Amendment, which is subject to the satisfaction or waiver of the conditions set forth in the Term Sheet and the Amendment. Conditions to the effectiveness of the Amendment, include, among other things, (i) the consent by certain thresholds of the existing term lenders and revolving lenders (which condition has not yet been satisfied as of this date) and (ii) the commencement of an exchange offer with respect to the Existing 2022 Notes, pursuant to the Exchange Agreement.

The Amendment, if effected, on the terms contemplated by the Term Sheet, would provide for a commitment from the Noteholder Parties and certain of the Lender Parties (collectively, the “Backstop Lenders”) to provide a new

$800 million senior secured term loan facility (the “New Term Loans”) upon the satisfaction of certain conditions set forth in the Term Sheet. The New Term Loans will bear interest at an interest rate per annum equal to adjusted LIBOR plus a spread equal to 6.50%.

The New Term Loans will be guaranteed by Mallinckrodt and the same subsidiaries of Mallinckrodt that guarantee the Existing Term Loans (as defined below) and secured by liens on the same assets as secure the Existing Term Loans (as amended by the Amendment and, in each case, subject to certain exceptions set forth in the Amendment). The Backstop Lenders will be paid a fee equal to 2.00% of their initial commitments in respect of the New Term Loans, and the lenders that provide the New Term Loans will be paid a fee equal to 2.00% of their commitments in respect of the New Term Loans. The proceeds from the New Term Loans will be used to fund the redemption or repayment of all of the outstanding approximately $614.8 million of the Existing 2020 Notes and additionally to partially repay loans and terminate corresponding commitments in respect of lenders under the Issuers’ revolving credit facility who agree to extend their loans and commitments to March 2024 (as described below).

The New Term Loans will amortize at an annual rate equal to 5.00% of the initial principal amount of the New Term Loans, payable in equal quarterly payments. The remaining principal amount of the New Term Loans will mature on the fourth anniversary of the borrowing date of the New Term Loans. Amounts outstanding under the New Term Loans may be voluntarily prepaid at any time, subject to a prepayment premium equal to (a) 3.00% of the principal amount prepaid if prepaid prior to the first anniversary of the borrowing date of the New Term Loans, (b) 2.00% of the principal amount prepaid if prepaid on or after the first anniversary of the borrowing date of the New Term Loans and prior to the second anniversary thereof, and (c) 1.00% of the principal amount prepaid if prepaid on or after the second anniversary of the borrowing date of the New Term Loans and prior to the third anniversary thereof.

Other than with respect to the maturity date, amortization, the applicable interest rate and prepayment premiums, the New Term Loans will have similar terms to the term loans incurred under the Credit Agreement on February 28, 2017 (the “2017 Term Loans”) and February 13, 2018 (the “2018 Term Loans” and, together with the 2017 Term Loans, the “Existing Term Loans”), in each case, as amended by the Amendment.

The Amendment would also implement certain amendments to the terms of the Credit Agreement. The interest rate margins applicable to the existing term loans under the Credit Agreement (the “Existing Term Loans”) will be increased by 100 basis points. The Existing Term Loans will also amortize at an annual rate increased to 2.00% of the outstanding principal amount of the Existing Term Loans on the effective date of the Amendment, payable in equal quarterly payments. Certain other covenants (including the financial covenant), mandatory prepayments and events of default set forth in the existing Credit Agreement will also be modified pursuant to the Amendment, including to facilitate the implementation of the Settlement (as defined below).

Each party to the Amendment that is an existing lender under the Credit Agreement will receive a consent fee equal to 0.50% of their Existing Term Loans or commitment in respect of the Revolving Credit Facility, as applicable.

The foregoing summary of the Support Agreement is not complete and is qualified in its entirety by reference to the Support Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

For the three months and fiscal year ended December 27, 2019, the Company reported specialty generics operating income of $28.0 million and $108.1 million, respectively, and specialty generics Adjusted EBITDA of $43.4 million and $171.4 million, respectively. In addition, for the three months and fiscal year ended December 27, 2019, the Company reported a net loss of $1.157.1 million and $996.5 million, respectively, and Adjusted EBITDA of $337.4 million and $1,297.4 million, respectively. Reconciliations of these financial measures to the most directly comparable GAAP financial measures are included in Exhibit 99.1. The information contained in this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as otherwise expressly set forth by specific reference in such a filing.

Item 8.01.	Other Events.

On February 25, 2020, the Company announced that the Company and its specialty generics-focused subsidiaries Mallinckrodt LLC, SpecGx LLC and certain other affiliates (collectively, “Specialty Generics”) reached an agreement in principle on the terms of a global settlement that would resolve all opioid-related claims against the Company, Specialty Generics, and the Company’s other subsidiaries (the “Settlement”).

Under the terms of the proposed Settlement, which would become effective upon Specialty Generics’ emergence from a contemplated Chapter 11 process, subject to court approval and other conditions:

•	Mallinckrodt would pay $1.6 billion in structured payments, of which $300 million would be paid upon Specialty Generics’ emergence from the completed Chapter 11 case, $200 million would be paid on each of the first and second anniversaries of emergence and $150 million would be paid on each of the third through eighth anniversaries of emergence. The substantial majority of these payments are expected to be contributed to a trust which, among other things, would establish an abatement fund to be administered to cover the costs of opioid-addiction treatment and related efforts;

•	Mallinckrodt would issue to the trust, upon Specialty Generics’ emergence from the contemplated Chapter 11 process, warrants, exercisable at $3.15 per share, to purchase ordinary shares that would represent approximately 19.99% of the Company’s fully diluted outstanding shares, including after giving effect to the exercise of the warrants; and

•	Specialty Generics would abide by certain agreed-upon operating covenants.

To implement the Settlement, the Company expects that Specialty Generics, which manufactures certain generic opioid products, among other products, will file voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the coming months. Mallinckrodt plc and its Specialty Brands-related subsidiaries would not be part of the Chapter 11 filing.

A copy of the Company’s press release announcing the Settlement is filed herewith as Exhibit 99.2 and incorporated herein by reference. A copy of the non-binding term sheet with respect to the Settlement and the related support letter is filed herewith as Exhibit 99.3 and incorporated herein by reference.

Non-GAAP Financial Measures

This Current Report on Form 8-K contains financial measures, such as Adjusted EBITDA, which is considered a “non-GAAP” financial measure under applicable SEC rules and regulations.

Adjusted EBITDA represents amounts prepared in accordance with accounting principles generally accepted in the U.S. (GAAP) and adjusts for certain items that management believes are not reflective of the operational performance of the business. Consolidated Adjusted EBITDA represents net loss, adjusted for interest expense, net, taxes, depreciation and amortization, certain items that management believes are not reflective of the operational performance of the business and additional adjustments. These adjustments include, but are not limited to, non-restructuring impairment charges; restructuring charges, net; inventory step-up expense; discontinued operations; changes in fair value of contingent consideration obligations; loss on divestiture; significant legal and environmental charges; separation costs; research and development upfront payments; gains on debt extinguishment, net; unrealized gain on equity investment and other items identified by the Company. Adjusted EBITDA, for the specialty generics segment of the Company, represents segment operating income, adjusted for the aforementioned items, as applicable.

The Company has provided these adjusted financial measures because the Company believes that they will be used by certain investors to measure Mallinckrodt’s operating results.

This non-GAAP information should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP.

Cautionary Statements Related to Forward-Looking Statements

Statements in this document that are not strictly historical, including statements regarding future financial condition and operating results, legal, economic, business, competitive and/or regulatory factors affecting Mallinckrodt’s businesses, and any other statements regarding events or developments the Company believes or anticipates will or may occur in the future, may be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties.

There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: governmental investigations and inquiries, regulatory actions and lawsuits brought against Mallinckrodt by government agencies and private parties with respect to its historical commercialization of opioids, including the non-binding agreement in principle regarding terms and conditions of a global settlement to resolve all current and future opioid-related claims; scrutiny from governments, legislative bodies and enforcement agencies related to sales, marketing and pricing practices; pricing pressure on certain of Mallinckrodt’s products due to legal changes or changes in insurers’ reimbursement practices resulting from recent increased public scrutiny of healthcare and pharmaceutical costs; the reimbursement practices of governmental health administration authorities, private health coverage insurers and other third-party payers; complex reporting and payment obligations under the Medicare and Medicaid rebate programs and other governmental purchasing and rebate programs; cost containment efforts of customers, purchasing groups, third-party payers and governmental organizations; changes in or failure to comply with relevant laws and regulations; Mallinckrodt’s and its partners’ ability to successfully develop or commercialize new products or expand commercial opportunities; Mallinckrodt’s ability to navigate price fluctuations; competition; Mallinckrodt’s and its partners’ ability to protect intellectual property rights; limited clinical trial data for Acthar Gel; clinical studies and related regulatory processes; product liability losses and other litigation liability; material health, safety and environmental liabilities; potential indemnification liabilities to Covidien pursuant to the separation and distribution agreement; business development activities; retention of key personnel; the effectiveness of information technology infrastructure including cybersecurity and data leakage risks; customer concentration; Mallinckrodt’s reliance on certain individual products that are material to its financial performance; Mallinckrodt’s ability to receive procurement and production quotas granted by the U.S. Drug Enforcement Administration; complex manufacturing processes; conducting business internationally; Mallinckrodt’s ability to achieve expected benefits from restructuring activities; Mallinckrodt’s significant levels of intangible assets and related impairment testing; labor and employment laws and regulations; natural disasters or other catastrophic events; Mallinckrodt’s substantial indebtedness and its ability to generate sufficient cash to reduce its indebtedness; the proposed refinancing of certain near-term debt maturities; future changes to U.S. and foreign tax laws or the impact of disputes with governmental tax authorities; and the impact of Irish laws.

These and other factors are identified and described in more detail in the “Risk Factors” section of Mallinckrodt’s Annual Report on Form 10-K for the fiscal year ended December 27, 2019, which the Company expects to file later today. The forward-looking statements made herein speak only as of the date hereof and Mallinckrodt does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

10.1	Support and Exchange Agreement, dated as February 25, 2020, by and among Mallinckrodt plc, Mallinckrodt International Finance S.A., Mallinckrodt CB LLC and the Exchanging Holders*

10.2	Support Agreement, dated as of February 25, 2020, by and among Mallinckrodt plc, Mallinckrodt International Finance, S.A., Mallinckrodt CB LLC, the Noteholder Parties and the Lender Parties*

99.1	Adjusted EBITDA Reconciliations

99.2	Press Release of Mallinckrodt plc, dated February 25, 2020

99.3	Support Letter and Settlement Term Sheet

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MALLINCKRODT PLC

By:	/s/ Mark J. Casey
Mark J. Casey
Executive Vice President & Chief Legal Officer

Date: February 25, 2020